Exhibit 4.5

[English Translation]

AGREEMENT ON THE CONFIRMATION OF RIGHTS AND OBLIGATIONS

This Agreement on the Confirmation of Rights and Obligations (the “Agreement”) is entered into by and between the following two parties on April 9, 2004 in Hohhot, the People’s Republic of China (“China”):

1.	NEIMENGGU MOBILE COMMUNICATION COMPANY LIMITED, a limited liability company duly established and existing under the laws of China, with its legal address at 61 HuLun Nan Lu, Hohhot, Neimenggu Autonomous Region, China (“Neimenggu Mobile”); and

2.	NEIMENGGU COMMUNICATION SERVICE COMPANY, a state-owned enterprise duly established and existing under the laws of China, with its legal address at 61 HuLun Nan Lu, Hohhot, Neimenggu Autonomous Region, China (“the Service Company”).

3.	CHINA MOBILE COMMUNICATIONS CORPORATION, a wholly state-owned limited liability company duly established and in valid existence under the laws of China, with its legal address at 29 JinRong Dajie, XiCheng District, Beijing, China (“CMCC”);

WHEREAS:

1.	CMCC, Neimenggu Mobile and the Service Company entered into the Asset Injection Agreement ( “Agreement One” ) on April 9, 2004.

2.	In accordance with the Agreement One, CMCC will, in the name of CMCC, inject the mobile telecommunication business in Neimenggu Autonomous Region formerly operated and managed by the Service Company and Related Assets and Related Liabilities into Neimenggu Mobile.

THEREFORE, in order to confirm the ownership of the interests, assets, liabilities, personnel and services under Agreement One, the Parties have reached the following agreement:

Article One    Confirmation of Rights and Obligations related to the Asset Injection

1.1	Each Party hereby confirms to the other Party that, as of the Effective Date (the same as defined in Agreement One, hereunder as the same), all the Related Assets, Related Liabilities and Related Services (the same as defined in Agreement One, hereunder as the same) under Agreement One and any and all assets, interests, rights and liabilities arising from the Related Assets, the Related Liabilities and Related Services during the period from the Base Date (i.e. December 31, 2003) to the Effective Date shall be enjoyed and assumed by Neimenggu Mobile; all the Related Personnel (the same as defined in Agreement One, hereunder as the same) shall be employed by Neimenggu Mobile; accordingly, the Service Company shall cease to enjoy any rights, undertake any liabilities or bear any expense with regard to the same (unless otherwise agreed upon in this Agreement).

1.2	Each Party hereby confirms to the other Party that, except the Related Assets, Related Liabilities, Related Personnel and Related Services under Agreement One, all the other services, assets, interests, liabilities and personnel (including, but not limited to, all the real estate, non-mobile assets and personnel, non-mobile long-term investments and non-mobile liabilities) formerly operated and managed by the Service Company shall still be owned or assumed by the Service Company; and accordingly, Neimenggu Mobile enjoys no rights, undertakes no liabilities and shall bear no expense with regard to the same.

Article Two    Confirmation of Rights and Obligations related to Contracts

Each Party hereby confirms to the other Party that all contracts in relation to the Related Assets, the Related Liabilities, the Related Personnel and the Related Services under Agreement One shall be transferred to Neimenggu Mobile. However, due to time limitations and the enormous quantity involved, the official transfer of certain contracts to Neimenggu Mobile may not have been approved by the other party/parties thereto (the “Non-Transferred Contracts”). For such Non-Transferred Contracts, the Parties hereby agree and confirm as follows:

2.1	As of the Effective Date, the rights and liabilities, as well as the gains and losses of the Service Company generated from the Non-Transferred Contracts shall belong to Neimenggu Mobile (unless otherwise stipulated in this Agreement), notwithstanding the fact that such Non-Transferred Contracts are still held by and performed in the name of the Service Company. The Service Company agrees to act as the trustee of Neimenggu Mobile to receive or hold any interests generated from the Non-Transferred Contracts (including but not limited to certain goods and loans) on behalf of Neimenggu Mobile, and that such interests are owned by Neimenggu Mobile. Upon demand, the Service Company shall deliver such interests to Neimenggu Mobile;

2.2	The Service Company shall exercise or perform the rights and liabilities under the Non-Transferred Contracts strictly in accordance with the instructions given by Neimenggu Mobile from time to time, and shall not amend any terms of the Non-Transferred Contracts or terminate the same without Neimenggu Mobile’s prior written consent thereto;

2.3	The reasonable expenses incurred by the Service Company for the purpose of performing the obligations under the paragraph 2.1 above shall be reimbursed by Neimenggu Mobile, except expenses incurred as a result of negligence or fault on the part of, or other reasons caused by, the Service Company;

2.4	If, as a result of the Service Company’s negligence, fault or other reasons caused by the Service Company in connection with its holding or performing the Non-Transferred Contracts in its name and on behalf of Neimenggu Mobile under this Agreement, Neimenggu Mobile sustains any losses therefrom (including but not limited to legal action expenses and damages), the Service Company shall sufficiently compensate Neimenggu Mobile for such losses in a timely manner; and

2.5	If there arises such a need that the rights of Neimenggu Mobile under the Non-Transferred Contracts (including the rights to initiate legal proceedings or arbitration, or to take other necessary actions) be exercised by the Service Company in its name, the Service Company shall assist Neimenggu Mobile by exercising such rights in the Service Company’s name.

2.6	Despite of the above agreements in this Article, the Service Company shall endeavour to perform its obligations under Agreement One Article 2.5. Neimenggu Mobile undertakes to provide any and all reasonable and necessary assistance and cooperation.

Article Three    Undertakings related to Ownership of Properties

3.1	CMCC and the Service Company undertake to Neimenggu Mobile that, as to the land use rights that CMCC contributed into Neimenggu Mobile by means of its purchasing price contribution, CMCC and/or the Service Company shall assist Neimenggu Mobile to apply to the relevant land authorities for issuance of land use right certificates with Neimenggu Mobile as the user within six (6) months from the Effective Date (as to the land with land ownership certificates only, it’s should be within the valid period of the relevant ownership certificates).

3.2	CMCC and the Service Company undertake to Neimenggu Mobile that, as to the buildings and constructions in progress that CMCC contributed into Neimenggu Mobile by means of its purchasing price contribution, CMCC and/or the Service Company shall assist Neimenggu Mobile to apply to the relevant property authorities for issuance of property title certificates with Neimenggu Mobile as the owner within six (6) months from the Effective Date (as to the buildings or constructions in progress with only the property ownership certificates or construction licenses, it’s should be within the valid period of the relevant property ownership certificates or within six (6) months after the date of completion of the construction).

Article Four    representations, warranties and undertakings

4.1	Each Party hereto represents, warrants and undertakes to the other Party that:

(1)	it is an independent legal person duly established and in valid existence under the laws of China;

(2)	it has all requisite authority, power and ability to execute this Agreement and perform the responsibilities and obligations under this Agreement;

(3)	any and all terms and conditions under this Agreement comply with its Articles of Incorporation, laws and regulations of China, and any agreement entered into with any third party;

(4)	the representative to sign this Agreement has been dully authorized. This Agreement, upon execution, will constitute legal, valid, binding and enforceable obligations of each of CMCC, the Service Company and Neimenggu Mobile.

Article Five    Liabilities Arising From Breach Of Contract

5.1	In case of any breach of the provisions or representations, warranties and undertakings under this Agreement, the Party that breaches this Agreement shall compensate the other party hereto or undertake any and all losses, expenses and liabilities arising from the breach of contract of the other party, including, but not limited to, the relevant legal proceedings or arbitration fees and attorney fees.

Article Six    Confidentiality

6.1	Unless stipulated or required by the law or relevant regulatory body, any party hereto shall not provide or disclose any information in relation to the business and finance of the other party to any institution or individual without the prior written consent of the other party.

Article Seven    Force Majeure

7.1	In any event of force majeure which is unforeseeable, unavoidable and insurmountable to its happening and consequences, resulting in any inability on any Party to perform the related obligations hereunder, the affected Party shall immediately notify the other Party of such event, and provide the other Party within fifteen (15) days with valid documents of proof evidencing the detailed occurrence of such event, and reasons for its inability or delay to perform all or part of such obligations under this Agreement. Upon the extent to which an event of force majeure affects the performance of such obligations, the Parties hereto shall consult each other so as to work out fair and reasonable remedies and endeavour to solve the problem.

Article Eight    Assignment

8.1	Unless agreed otherwise by the Parties, any Party shall not assign all or part of its rights and obligations hereunder without the prior written consent of the other party.

Article Nine    No Waiver

9.1	Unless the law states otherwise, any failure to exercise or delay in exercising its rights or powers by one party hereunder shall not be construed as a waiver of such rights or powers. Any one time or partial exercise of such rights or powers by one party shall not affect any further or complete exercise of such rights or powers.

Article Ten    Settlement of Dispute

10.1	Any dispute arising from or in connection with the interpretation or performance of this Agreement shall be settled by the Parties through friendly negotiations conducted among representatives appointed by the Parties for this purpose. In the case that no resolution is reached through consultations within 60 days after the occurrence of such dispute, any Party may bring an action to a competent People’s Court in China for its judgment.

Article Eleven    Governing Law

11.1	This Agreement shall be governed by and interpreted in accordance with the laws of China.

Article Twelve    Notices

12.1	Any notice to be given under this Agreement shall be made in writing and sent by hand delivery or mail or facsimile to the other Party’s address set out in the front page of this Agreement or to any other address as such Party may designate in writing from time to time.

12.2	Any notice shall be deemed as having been received at the time of delivery if delivered in person; on the second working day of the mailing date as indicated by postal chop if delivered by mail; upon delivery if transmitted by facsimile.

Article Thirteen    Effectiveness And Miscellaneous

13.1	This Agreement shall come into effect upon the date when it is executed and chopped by the legal persons or authorized representatives of the Parties.

13.2	Upon the unanimous agreement of the Parties hereto, this Agreement may be amended or supplemented and any of such amendment or supplementary to this Agreement shall be effective only if they are in writing and executed and chopped by the legal persons or authorized representatives of the Parties.

13.3	This Agreement is severable. Should any provision hereof for any reason at any time be declared invalid or unenforceable by a court of competent jurisdiction, then the validity and enforceability of the remaining provisions herein shall remain intact. Under such circumstances, the Parties hereto shall, on the principle of honesty and trust, consult each other to conclude a replacement provision, so as to reach the target of the severed provision.

13.4	This Agreement is executed in Chinese in three (3) original counterparts, each of which shall be retained by each party hereto. Each counterpart is equally effective.

NEIMENGGU MOBILE COMMUNICATION COMPANY LIMITED

By:	/s/ LIU Xuefeng
Authorized Representative

NEIMENGGU COMMUNICATION SERVICE COMPANY

By:	/s/ YANG Quangui
Authorized Representative

PARTY C: CHINA MOBILE COMMUNICATIONS CORPORATION

By:	/s/ ZHANG Ligui
Legal Person

Schedule to Exhibit 4.5

Pursuant to Instruction 2 to Item 601 of Regulation S-K under the Securities Act of 1933, as amended, the following is a schedule of documents substantially identical in all material respects except as to the parties thereto and the region of the mobile telecommunication business from the document filed as Exhibit 4.5.

Exhibit 4.5 Filed

Agreement:	Agreement on the Confirmation of Rights and Obligations
Date:	April 9, 2004
Party A:	Neimenggu Mobile Communication Company Limited
Party B:	Neimenggu Communication Service Company
Party C:	China Mobile Communications Corporation
Region:	Neimenggu

Agreements Substantially Identical to Exhibit 4.5 and Omitted

Agreement:	Agreement on the Confirmation of Rights and Obligations
Date:	April 9, 2004
Party A:	Jilin Mobile Communication Company Limited
Party B:	Jilin Communication Service Company
Party C:	China Mobile Communications Corporation
Region:	Jilin

Agreement:	Agreement on the Confirmation of Rights and Obligations
Date:	April 9, 2004
Party A:	Heilongjiang Mobile Communication Company Limited
Party B:	Heilongjiang Communication Service Company
Party C:	China Mobile Communications Corporation
Region:	Heilongjiang

Agreement:	Agreement on the Confirmation of Rights and Obligations
Date:	April 9, 2004
Party A:	Guizhou Mobile Communication Company Limited
Party B:	Guizhou Communication Service Company
Party C:	China Mobile Communications Corporation
Region:	Guizhou

Agreement:	Agreement on the Confirmation of Rights and Obligations
Date:	April 9, 2004
Party A:	Yunnan Mobile Communication Company Limited
Party B:	Yunnan Communication Service Company
Party C:	China Mobile Communications Corporation
Region:	Yunnan

Agreement:	Agreement on the Confirmation of Rights and Obligations
Date:	April 9, 2004
Party A:	Xizang Mobile Communication Company Limited
Party B:	Xizang Communication Service Company
Party C:	China Mobile Communications Corporation
Region:	Xizang

Agreement:	Agreement on the Confirmation of Rights and Obligations
Date:	April 9, 2004
Party A:	Gansu Mobile Communication Company Limited
Party B:	Gansu Communication Service Company
Party C:	China Mobile Communications Corporation
Region:	Gansu

Agreement:	Agreement on the Confirmation of Rights and Obligations
Date:	April 9, 2004
Party A:	Qinghai Mobile Communication Company Limited
Party B:	Qinghai Communication Service Company
Party C:	China Mobile Communications Corporation
Region:	Qinghai

Agreement:	Agreement on the Confirmation of Rights and Obligations
Date:	April 9, 2004
Party A:	Ningxia Mobile Communication Company Limited
Party B:	Ningxia Communication Service Company
Party C:	China Mobile Communications Corporation
Region:	Ningxia

Agreement:	Agreement on the Confirmation of Rights and Obligations
Date:	April 9, 2004
Party A:	Xinjiang Mobile Communication Company Limited
Party B:	Xinjiang Communication Service Company
Party C:	China Mobile Communications Corporation
Region:	Xinjiang